FORM OF RULE 12d1-4 ETF

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of January 19, 2022, between the Northwestern Mutual Series Fund, Inc. (the “Investing Company”), on behalf of each of its series listed on Schedule A, severally and not jointly (each, an “Acquiring Fund”), and the J.P. Morgan Exchange-Traded Fund Trust (the “Trust”), on behalf of each series of the Trust listed on Schedule A, severally and not jointly (each, an “Acquired Fund” and together with the Acquiring Fund[s], the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, to invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Investing Company, on behalf of the Acquiring Funds, and the Trust, on behalf of the Acquired Funds, desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.	Terms of Investment

(a)

In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser or sub-adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. Each Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the relevant Acquired Fund’s then-current registration statement, as amended or supplemented from time to time, and Rule 6c-11, the Acquired Fund may honor any redemption request from an Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. Only upon the request of the relevant Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably are expected to result in that Authorized

Participant redeeming shares from the Acquired Fund (greater than 3% of the Acquired Fund’s total outstanding shares) over multiple days or to provide advance notification of such orders to the Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. Each Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. The Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

(iii) Scale of investment. Upon request by an Acquired Fund, the relevant Acquiring Fund will provide summary information regarding the anticipated timeline of its investments in the Acquired Fund, the scale of its contemplated investments in the Acquired Fund and its current level of investments in the Acquired Fund.

(b)

In order to assist an Acquiring Fund’s investment adviser or sub-adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. The parties agree that, absent unusual circumstances, such information shall be limited to information contained in the relevant Acquired Fund’s then-current registration statements, as amended or supplemented from time to time, and shareholder reports.

(c)	Prior to the time of its investment in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A)(i) of the 1940 Act, the Acquiring Fund will notify the Acquired Fund of such investment.

2.  Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement;

3.  Representations of the Acquiring Funds.

(a)

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(b)

No Acquiring Fund or affiliated person (as defined in the 1940 Act) of an Acquiring Fund (each, an “Acquiring Fund Affiliate”) will cause any existing or potential investment by the Acquiring Fund in an Acquired Fund to influence the terms of any services or transactions between or among the Acquiring Fund or Acquiring Fund Affiliates and the Acquired Fund or an affiliated person of an Acquired Fund.

(c)

The Investing Company, on behalf of each Acquiring Fund, acknowledges and agrees that each Acquiring Fund and its Acquiring Fund Affiliates will only be entitled to receive information about an Acquired Fund that such Acquired Fund is permitted to give any of its other shareholders.

(d)

Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined under the 1940 Act) that is: (i) a broker-dealer, (ii) a broker-dealer or bank that borrows as part of a securities lending program, or (iii) a futures commission merchant or a swap dealer, will: (a) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (b) notify the Acquired Fund if any investment by the Acquiring Fund that complied with (a) at the time of purchase no longer complies.

4.  Miscellaneous.

(a)

The Trust hereby consents to the use of its name, the name of each Acquired Fund and the names of their affiliates as part of a list of investment companies in which the Acquiring Fund invests in the Acquiring Funds’ disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Investing Company, on behalf of each Acquiring Fund, agrees that it will make no public representation concerning an Acquired Fund or its affiliates not included in the Acquired Fund’s then-current registration statement or in any authorized supplemental sales materials supplied to the Acquiring Fund by an Acquired Fund or its agent.

(b)

It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name is the valuable property of the party in question and/or its affiliates, and that each other party has the right to use such names pursuant to the relationship created by this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

(c)

Several Liability. In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Investing Company. In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of the Trust.

(d)

Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which collectively constitute only one Agreement. The signatures of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.

(e)	Use of Terms. Unless indicated otherwise, any term used but not defined in this Agreement shall be construed as defined in or interpreted under the Rule.

(f)

Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(g)

Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

(h)	This Agreement shall be construed in accordance with the laws of the State of New York.

5.  Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Northwestern Mutual Series Fund, Inc

720 East Wisconsin, Avenue

Milwaukee, Wisconsin 53202

Attn: President (Ronald P. Joelson)

ronaldjoelson@northwesternmutual.com

With a copy to:

Attn:

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Fax:

Email:

JPMorgan Asset Management

1111 Polaris Parkway

Columbus, Ohio 43240

Attn: Contract Administration

JPMFunds.Contracts@jpmorgan.com

With a copy to:

JPMorgan Asset Management

Attn: Exchange-Traded Funds Legal

277 Park Avenue

New York, NY 10172

Fax:

Email:

6.  Term and Termination; Assignment; Amendment

(a)

This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 7(b).

(b)

This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party, provided however, that the provisions of Section 4 shall survive the termination of this Agreement. Upon termination of this Agreement, an Acquiring Fund may not purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)	This Agreement may not be assigned by either party without the prior written consent of the other.

(d)

This Agreement may be amended only by a writing that is signed by each affected party. Notwithstanding anything contained herein to the contrary, the Trust may, in its sole discretion, amend Schedule A to add a series of the Trust.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

J.P. Morgan Exchange-Traded Fund Trust

Name of Authorized Signer	Print	Signature
Title: Assistant Treasurer / Vice President	Paul Shield	/s/ Paul Shield

Northwestern Mutual Series Fund, Inc.

Name of Authorized Signer	Print	Signature

Title: President	Ronald P. Joelson	/s/ Ronald P. Joelson

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquired Funds

JPMorgan Active Value ETF

JPMorgan ActiveBuilders Emerging Markets Equity ETF (fka

JPM Emerging Mkts Equity Core ETF)

JPMorgan ActiveBuilders International Equity ETF

JPMorgan ActiveBuilders U.S. Large Cap Equity ETF

JPMorgan BetaBuilders 1-5 Year U.S. Aggregate Bond ETF

JPMorgan BetaBuilders Canada ETF

JPMorgan BetaBuilders Developed Asia ex-Japan ETF

JPMorgan BetaBuilders Europe ETF

JPMorgan BetaBuilders International Equity ETF

JPMorgan BetaBuilders Japan ETF

JPMorgan BetaBuilders MSCI US REIT ETF

JPMorgan BetaBuilders U.S. Equity ETF

JPMorgan BetaBuilders U.S. Mid Cap Equity ETF

JPMorgan BetaBuilders U.S. Small Cap Equity ETF

JPMorgan Carbon Transition U.S. Equity ETF

JPMorgan Core Plus Bond ETF

JPMorgan Corporate Bond Research Enhanced ETF

JPMorgan Diversified Return Emerging Markets Equity ETF

JPMorgan Diversified Return International Equity ETF

JPMorgan Diversified Return U.S. Equity ETF

JPMorgan Diversified Return U.S. Mid Cap Equity ETF

JPMorgan Diversified Return U.S. Small Cap Equity ETF

JPMorgan Equity Premium Income ETF

JPMorgan Income ETF

JPMorgan International Bond Opportunities ETF

JPMorgan High Yield Research Enhanced ETF

JPMorgan International Growth ETF

JPMorgan Municipal ETF

JPMorgan Short Duration Core Plus ETF

JPMorgan U.S. Aggregate Bond ETF

JPMorgan U.S. Dividend ETF

JPMorgan U.S. Minimum Volatility ETF

JPMorgan U.S. Momentum Factor ETF

JPMorgan U.S. Quality Factor ETF

JPMorgan U.S. Value Factor ETF

JPMorgan Ultra-Short Income ETF

JPMorgan Ultra-Short Municipal Income ETF

JPMorgan USD Emerging Markets Sovereign Bond ETF

SCHEDULE A - Continued

List of Funds to Which the Agreement Applies

Acquiring Funds

Asset Allocation Portfolio

Balanced Portfolio